EXHIBIT 10-C
                              EMPLOYMENT AGREEMENT

     AGREEMENT effective as of May 1, 1995, by and between MUNSINGWEAR, INC., A Delaware corporation (the "Company"), and Lowell M. Fisher (the "Employee").

     WHEREAS, it is desirable and in the best interests of the Company and its stockholders to obtain the benefits of the Employee's services and attention to the affairs of the Company and to provide inducement for the Employee to remain in the service of the Company; and

     WHEREAS, the Employee desires to be employed by the Company upon the terms and conditions contained herein; and

     WHEREAS, for the reasons set forth above, the Company and the Employee desire to enter into this Agreement,

     NOW THEREFORE, in consideration of the above recitals and the mutual covenants and agreements contained herein, the Company and the Employee agree as follows:

     I. Term. Upon the terms and conditions contained herein, the Employee shall remain in the employ of the Company until terminated as herein provided (the "Term"). Either the Company or the Employee may terminate the employment of the Employee at any time, with or without cause and for any reason whatever, upon at least 60 days' written notice to the other party subject to the right of the Employee to receive any payment or benefits that may be due pursuant to the terms of this Agreement.

     II. Employment. The Employee shall be employed in a senior executive capacity, it being the expectation of the parties hereto that during the Term of this Agreement the Employee shall serve as President and Chief Executive Officer of the Company and shall have substantially equivalent duties, responsibilities and authority as are presently exercised in such capacity. The Employee shall devote his full time, energy and skill to his employment by the Company during usual business hours except during customary vacation periods and periods of disability resulting from injury or illness and except as otherwise may be expressly permitted by the Board of Directors of the Company. The employee shall be subject to the supervision and reasonable direction of the Board of Directors of the Company as to assignment and performance of his duties hereunder.

     III. Compensation.

          (a) During the Term of this Agreement so long as the Employee is employed by the Company hereunder, the Company shall pay to the Employee a base salary at a rate of not less than $175,000.00 per annum. Such compensation shall be paid to the Employee in installments not less frequently than monthly.

          (b) Any additional salary and any bonus or incentive compensation shall be paid, and any stock options shall be awarded, in the sole discretion of the Board of Directors of the Company.

          (c) During the term of this Agreement so long as the Employee is employed by the Company hereunder, the Company shall pay to the Employee $1,000 per month for application to automobile expenses, club dues and other business expenses not otherwise reimbursed in accordance with Company policy.

     IV. Termination.

          (a) If at any time during the Term of this Agreement the Employee's employment with the Company shall be terminated by the Employee or the Company for any reason (unless such termination is on account of Voluntary Resignation, Death, Retirement, Disability or Cause), the Employee:

               (1) Shall be entitled to continue to receive from the Company or its successor (which term as used herein shall include any person acquiring all or substantially all of the assets of the Company), upon such termination of employment with the Company or its successor, an amount equal to his annual base salary in twelve equal monthly payments; and

               (2) Shall be entitled to continuation of health and life insurance coverage for a period of twelve (12) months as if he were an employee of the Company (except for those portions of such twelve-month period during which substantially similar health insurance coverage is in place for the Employee under any other policy provided at the expense of the Company or another employer); provided, however, that in the event that the Employee's participation in any such health or life insurance plan or program is barred, the Company, at its sole cost and expense, shall arrange to provide the Employee with benefits substantially similar to those which the Employee is entitled to receive under such plans and programs.

          (b) While in the employ of the Company, and thereafter so long as the Company continues to make payments and provide benefits to or for the account of the Employee as provided in paragraph IV(a) hereof (even if the Company shall not be obligated to make such payments and provide such benefits after termination of employment), the Employee shall not, without the prior written consent of the Company, authorized by the Board of Directors of the Company, (1) render services or advice to any person engaged in the apparel manufacturing business in the United States or in any other activity which is competitive with the business of the Company or any of its subsidiaries, or (2) employ or attempt to employ any employee of the Company or any of its subsidiaries, or otherwise directly or indirectly interfere with or disrupt the employment relationship, contractual or otherwise, between the Company or any of its subsidiaries and any of its or their respective employees.

          (c) The obligations of the Company and the Employee under this paragraph IV shall survive either the termination of this Agreement or the termination of the Employee's employment with the Company.

     V. Definition of Certain Terms.

          (a) As used herein, the term "Person" shall mean an individual, partnership, corporation, estate, trust or other entity.

          (b) As used herein, the term "Cause" shall mean, and be limited to,
     (i) willful and gross neglect of duties by the Employee, (ii) conviction of a felony or gross misdemeanor, or (iii) public conduct of the Employee substantially detrimental to the Company's reputation.

          (c) As used herein, the term "Retirement" shall mean termination of the Employee's employment in accordance with the Company's retirement policy generally applicable to its salaried employees.

          (d) As used herein, the term "Disability" shall mean the Employee's absence from his duties with the Company on a full time basis for 90 consecutive days, as a result of the Employee's incapacity due to physical or mental illness, unless within 60 days after written notice pursuant to paragraph XIII hereof is given following such absence the Employee shall have returned to the full time performance of his duties.

          (e) As used herein, the term "Voluntary Resignation" shall mean any termination of employment by the Employee during the Term of this Agreement, other than a Constructive Involuntary Termination. In the event that at any time during the Term of this Agreement the Employee shall not
     (1) be given substantially equivalent title, duties, responsibilities and authority, (2) be given substantially equivalent or greater salary and fringe benefits, or (3) be provided an appropriate office, furniture, supplies and clerical assistance, in each case as compared with the Employee's status as of the date hereof, or the Company shall have failed to obtain assumption of this Agreement by any successor as contemplated by paragraph VI(b) hereof, a termination by the Employee thereafter shall constitute a "Constructive Involuntary Termination" for purposes of this Agreement.

     VI. Successors and Assigns.

          (a) This Agreement shall be binding upon and inure to the benefit of the legal representatives, successors and assigns of the parties hereto; provided, however, that the Employee shall not have any right to assign, pledge, or otherwise dispose of or transfer any interest in this Agreement or any payments hereunder, whether directly or indirectly or in whole or in part, without the written consent of the Company or its successor.

          (b) The Company will require any successor (whether direct or indirect, by purchase of a majority of the outstanding voting stock of the Company or all or substantially all of the assets of the Company, by merger, consolidation or otherwise), by agreement in form and substance satisfactory to the Employee, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession (other than in the case of a merger or consolidation) shall be a breach of this Agreement and shall entitle the Employee to compensation from the Company in the same amount and on the same terms as the Employee would be entitled hereunder if the Employee terminated his employment on account of a Constructive Involuntary Termination, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which is required to execute and deliver the Agreement provided for in this paragraph VI(b) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     VII. Confidential Information.

          (a) The Employee shall not, either while in the Company's employ or at any time thereafter, use or disclose to any unauthorized person, without the prior written consent of the Company, any confidential information concerning the Company or any of its subsidiaries (including, without limitation, information concerning its or their business, processes, plans, products, suppliers and customers) obtained by him while in the employ of the Company; provided, however, that this provision shall not preclude the Employee from use or disclosure of the information known generally to the public (other than that which he may have disclosed in breach of this paragraph) or of information not considered confidential by persons engaged in the business conducted by the Company or from disclosure required by law or court order or in the proper course of conduct of the Company's business.

          (b) The obligations of the Employee under this paragraph VII shall survive either the termination of this Agreement or the termination of the Employee's employment with the Company.

     VIII. Specific Performance. The Employee hereby acknowledges and agrees that the Company will have no adequate remedy at law for breach by the Employee of the provisions of paragraph IV(b) or VII hereof and, in the event of any such breach, the Employee hereby agrees that, in addition to any other remedies legally available, the Company shall be entitled to injunctive and/or other equitable relief to require specific performance or to prevent such breach.

     IX. Withholding. Notwithstanding any provision to the contrary contained in this Agreement, all payments made by the Company hereunder to or for the account of the Employee shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other provisions to the end that it has sufficient funds to pay all taxes required by law to be withheld in respect of such payments or any of them.

     X. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Minnesota.

     XI. Notices. All notices, requests and demands given to or made pursuant hereto shall be in writing and delivered or mailed to any such party at its address which:

     (a) In the case of the Company shall be:

          Munsingwear, Inc.
          8000 West 78th Street
          Suite 400
          Minneapolis, Minnesota 55439

          Attention: Secretary

     (b) In the case of the Employee shall be:

          Mr. Lowell M. Fisher
          1203 Devonshire Curve
          Bloomington, Minnesota 55431

Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

     XII. Severability. In the event that any portion of this Agreement may be held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions or portions hereof shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

     XIII. Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto and supersedes any prior Employment Agreements between the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                             MUNSINGWEAR, INC.

                                             By_______________________________
                                                 Its__________________________




                                             By_______________________________
                                                 Lowell M. Fisher